CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2000 Employee Stock Incentive Plan and 1998 Non-Employee Directors' Stock Option Plan of Maytag Corporation of our report dated January 25, 2000, with respect to the consolidated financial statements and schedule of Maytag Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.